Exhibit 10.11

7 August 2011

Shmuel Keshet
[insert address]

Re:           Termination of Bluesphere Employment Agreement

Dear Shmuel:

Reference is made to the Employment Agreement between you and Bluesphere Corporation (the “Company”) dated 3 March 2010, as amended or supplemented (the “Employment Agreement”).  Capitalised terms used but not defined herein shall have the meanings assigned to such terms in the Employment Agreement.  This letter agreement (this “Letter Agreement”) hereby sets forth the terms on which we have mutually agreed to terminate the Employment Agreement:

1.
Effective the date hereof, and subject to the terms and conditions of this Letter Agreement, your employment with the Company is hereby terminated.  Your termination is without cause as described in Section 5.1(b) of the Employment Agreement.

2.	You have no further responsibility for any aspect of the Company’s operations or the services you were obligated to provide under the Employment Agreement.
3.
Subject to Section 7 hereof, as a condition to your termination hereunder, we hereby agree to issue you the number of common shares of the Company (the “Shares”) as shall be equal in value to U.S. $143,000 based on the average closing price of the Shares over the last 15 trading days from the date hereof.  The Shares are restricted shares within the meaning of applicable U.S. securities laws and our issuance and delivery thereof to you is subject to your compliance with all applicable U.S. and non-U.S. securities laws.  You are required to acquaint yourself with such laws on your own.

4.
Subject to Section 7 hereof, as a further condition to your termination hereunder, we hereby agree to accelerate the vesting of your Executive’s Stock Options pursuant to Section 2.2(c) of the Employment Agreement so that 100% of your Executive’s Stock Options shall vest immediately upon your signing this Letter Agreement.  In this connection, we will take all necessary action promptly upon your signing this Agreement to cause the immediate vesting of your options and delivery to you of the underlying Shares.

5.
You hereby acknowledge that we have no obligation to and will not register the Shares you receive pursuant to this Letter Agreement, whether under Section 3 or 4, under the U.S. Securities Act of 1933, as amended.  You are at liberty to register such shares at your expense and timing.  We will use our reasonable efforts to cooperate with you in effecting any such registration.

6.	You hereby agree that any and all tax consequences or liabilities relating to the Shares to be received by you hereunder are your responsibility and to be paid by you.

35 Asuta St. Even Yehuda, Israel  40500 | Tel: +972-9-8917438, Fax: +972-9-8998615
London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716
www.bluespherecorporate.com

7.
You hereby agree to waive, release and discharge from any and all liability including, but not limited to, liability arising from or related to any aspect of your employment with the Company, the termination of such employment and this Letter Agreement (collectively, the “Release”) incurred in the past or present or to be incurred in the future the following persons:  the Company, its directors, its Chief Executive Officer and its counsel, agents and consultants (together, the “Indemnified Persons”).  You agree and acknowledge that the Release is irrevocable and conditional only upon your receipt of the Shares hereunder.  You further hereby agree to indemnify, hold harmless and promise not to sue or advance any claim arising from or related to any aspect of your employment with the Company, the termination of such employment and this Letter Agreement arising in the past, present or future, in each case, the Indemnified Persons.

8.
This Letter Agreement shall be construed and interpreted in accordance with the laws of the State of Israel applicable therein and each of the parties hereto expressly accepts the jurisdiction of the court of the State of Israel.  The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement will be the applicable Tel-Aviv court.

Bluesphere Corporation

By:
Shlomi Palas, CEO

Agreed and accepted:

Shmuel Keshet

35 Asuta St. Even Yehuda, Israel  40500 | Tel: +972-9-8917438, Fax: +972-9-8998615
London Office: Pall Mall 100 St. James London, SW1Y 5NQ UK | Tel: +44-020-73213716
www.bluespherecorporate.com